SUB-ADVISORY AGREEMENT
(Trading Sub-Adviser)
THIS AGREEMENT is made as of the 9th day of August, 2024, by and among Exchange Traded Concepts, LLC, an Oklahoma limited liability company, (the “Sub-Adviser”), and Twin Oak ETF Company, a Delaware corporation (the “Adviser”).
WHEREAS, Manager Directed Portfolios, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered with the Securities Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, each of the series of the Trust (each individually a “Fund” and all such series collectively, the “Funds”) included on Schedule A attached hereto, as may be amended from time to time, are separate series of the Trust having separate assets and liabilities;
WHEREAS, each of the Adviser and Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, prior to or concurrent with the effective date of this Sub-Advisory Agreement (the “Agreement”), the Trust, on behalf of each Fund, has retained the Adviser to render investment advisory services to the Fund pursuant to an investment advisory agreement (the “Investment Advisory Agreement”); and
WHEREAS, the Investment Advisory Agreement authorizes the Adviser to delegate certain of its duties and responsibilities under the Investment Advisory Agreement to a sub-adviser that is registered with the SEC under the Advisers Act; and
WHEREAS, the Adviser seeks to delegate certain of its duties and responsibilities under the Investment Advisory Agreement to the Sub-Adviser pursuant to this Agreement;
NOW, THEREFORE, in consideration of the covenants set forth therein, the parties to this Agreement agree as follows:
1.SUB-ADVISER’S DUTIES.
(a)Portfolio Management. As directed by the Adviser, Sub-Adviser shall manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Adviser (which portion may include any or all of a Fund’s assets) (each, a “Portfolio”), including the purchase, retention and disposition thereof, in conformity with the Trust’s Declaration of Trust, as may be modified, amended or supplemented from time to time, the By-Laws of the Trust, as may be modified, amended or supplemented from time to time, each Fund’s current Prospectus and Statement of Additional Information, as each may be amended or supplemented from time to time (together, the “Prospectus”), the instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and the Trust’s policies and procedures. It is understood that the Sub-Adviser may manage a portion, all or none of a Fund’s assets as designated by the Adviser to the Sub-Adviser from time to time, and the Adviser has the right to allocate and reallocate the Fund’s assets at any time. Unless the responsibility for determining what assets will be purchased, retained or sold by the Portfolio has been vested in the Sub-Adviser, if the Sub-Adviser objects to managing the Portfolio consistent with any instruction of Adviser or has a recommendation otherwise, the Sub-Adviser shall promptly notify the Adviser of its objection or recommendation, and the parties shall cooperate with each other to resolve any areas of disagreement.

(b)Portfolio Transactions. Subject to the supervision and oversight of the Adviser and the Board of Trustees, the Sub-Adviser shall, with respect to the Portfolio, perform the day-to-day trading, rebalancing and cash management of the Portfolio, in accordance with the Funds’ respective investment objectives, policies and restrictions as stated in the Prospectus and subject to the following:
Unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by a Portfolio has been retained by the Adviser or delegated by the Adviser to another sub-adviser, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio investments for said Portfolio. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. The Sub-Adviser’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser may take into consideration all factors the Sub-Adviser deems appropriate, including without limitation: the best net price available; the reliability, execution capability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Notwithstanding the Sub-Adviser’s primary consideration, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to select brokers who furnish brokerage and research services to a Fund or to the Sub-Adviser, and who charge a higher commission rate to a Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund. In the event the Sub-Adviser places trades through a broker or dealer affiliated with the Adviser (as specified by the Adviser in writing in advance) or the Sub-Adviser, the Sub-Adviser agrees to provide prior notice to the Trust and to comply with the Funds’ affiliated brokerage procedures. In no instance, however, will Portfolio assets be purchased from or sold to the Adviser, Sub-Adviser, the Funds’ principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.
The Adviser authorizes and empowers the Sub-Adviser to open or direct the Funds’ custodian (the “Custodian”) to open and maintain brokerage accounts for securities,

derivatives and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Funds and to execute for each Fund as its agent standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above. The Sub-Adviser shall provide the Adviser and the Trust with copies of any documents executed on behalf of the Trust hereunder as soon as practicable after the execution of such documents. The Sub-Adviser may, using such of the securities and other property in a Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for that Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities, instruments and other property purchased or sold for a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.
The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Funds, (ii) to deliver securities and other property against payment for the Funds, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein. Nothing in this Agreement will require the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of any Fund.
None of the Sub-Adviser or any of its affiliated persons may purchase securities or other instruments from or sell securities or other instruments to the Funds; provided, however, the Sub-Adviser may purchase securities or other instruments from or sell securities or other instruments to the Funds if such transaction is (i) permissible under the applicable law and the Fund’s procedures or in accordance with an exemptive order and (ii) approved in advance by the Adviser and, if required, the Board of Trustees. In the event of any such transaction, the transaction shall be reported to the Board on a quarterly basis.
Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Adviser or its affiliates. When instructed by the Adviser to execute a purchase or sale of a security, the Sub-Adviser may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.
(c)The Sub-Adviser shall comply with the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations in the discharge of its duties under this Agreement; shall comply with the Trust’s Declaration of Trust and By-Laws, each as may be amended from time to time, each Fund’s Prospectus and any investment policies, guidelines and restrictions of the Fund that are applicable to the Portfolio; and any applicable policies and procedures adopted by the Board of Trustees; in each case, as applicable to the Portfolio. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser will provide the Sub-Adviser with current copies of the Declaration of Trust, By-Laws, Prospectus and any investment policies, guidelines and restrictions of the Fund that are applicable to the Portfolio; and any applicable policies and procedures adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document as promptly as practicable.
(d)The Sub-Adviser shall, at its own expense:
(i)upon reasonable advance notice, make its officers and employees reasonably available to meet with the Adviser and the Board of Trustees at the Adviser’s or the Trust’s principal place of business;
(ii)submit such reports and information as the Adviser or the Fund may reasonably request, including such reports as are reasonably necessary to assist the Custodian, administrator or fund accounting agent, in its or their determination of the market or fair value of securities held in the Funds;
(iii)place orders for purchases and sales of portfolio investments for the Portfolio;
(iv)give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;
(v)maintain and preserve the records relating to its activities hereunder required by Rule 31a-1 under the 1940 Act to be maintained and preserved by the Sub-Adviser for the time required be preserved under Rule 31a-2 under the 1940 Act, to the extent not maintained by the Adviser or another agent of the Funds, and the Sub-Adviser hereby agrees that all records which it maintains for the Portfolios are the property of the Funds and further agrees to surrender promptly to the Trust copies of any such records upon the Trust’s request; provided the Sub-Adviser shall be permitted to maintain copies of any such records;
(vi)as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for a Fund on such day, provide copies to the Adviser upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;
(vii)as soon as practicable following the end of each calendar month, provide the Adviser with written statements showing all transactions effected for the Portfolios during the month, and such other information as the Adviser may reasonably request;

(viii)unless the responsibility has been retained by the Adviser and unless otherwise directed by the Adviser or the Board, subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolios in accordance with the Sub-Adviser’s proxy voting policy (as updated from time to time) as most recently provided to the Adviser. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio. The Sub-Adviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Sub-Adviser. The Sub-Adviser further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of any proxies voted with respect to investments in the Portfolios during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply in all material respects with the 1940 Act. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records (if any) in its possession relating to the Portfolios, including but not limited to those required by Form N-PX (or subsequent form). Upon request of the Adviser, the Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting to the accuracy and completeness of such proxy voting records;
(ix)inform the Adviser and the Board of Trustees of any anticipated material changes in (1) the services the Sub-Adviser provides to the Funds hereunder or (2) in key personnel;
(x)furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of the Board’s review thereof pursuant to Section 5 of this Agreement;
(xi)furnish to the Board of Trustees and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Board of Trustees;
(xii)notify the Adviser as soon as reasonably practicable, in writing, of the receipt of any notice of a class action proceeding related to a Fund or any other action or proceeding in which the Adviser or the Fund may be entitled to participate as a result of the Fund’s securities holdings;
(xiii)bear its own expenses of providing services to the Funds pursuant to this Agreement;
(xiv)provide reasonable advance notice to the Adviser and the Trust of any potential or anticipated ownership changes that may result in a change of control (as such term is defined in the 1940 Act) of the Sub-Adviser or an “assignment” of this Agreement for the purposes of the 1940 Act;

(xv)notify the Adviser and the Trust as soon as reasonably practicable to the extent permitted by applicable law in the event that the Sub-Adviser or any of its affiliates becomes aware that it is or will be the subject of an administrative proceeding or enforcement action by the SEC or other regulatory or securities exchange authority; and
(xvi)provide reasonable assistance to the Trust, with respect to Sub-Adviser’s management of the Portfolio, in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it has adopted and implemented policies and procedures reasonably designed to prevent violation of all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel upon reasonable notice, at reasonable times and for reasonable purposes; (iv) providing the Trust’s chief compliance officer with periodic reports, including of any material changes to the Sub-Adviser’s compliance policies; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of material violations of the Trust’s policies and procedures, material violations of applicable laws, including but not limited to federal and state securities laws, the Commodity Exchange Act (the “CEA”), any other material compliance violations affecting a Fund, and any material weakness in the design or implementation of the Sub-Adviser’s compliance policies.
(e)For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that, in connection with each Fund: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, with any sub-adviser to another series of the Trust (other than the Funds) for which the Adviser serves as investment adviser or with any sub-adviser that is a principal underwriter for the Fund or an affiliated person of such principal underwriter, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act; and (ii) its responsibility in providing services to the Funds shall be limited solely to that portion of a Fund’s portfolio designated by the Adviser.
(f)Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of a Fund; except with respect to maintaining trading accounts in the name of each Fund, and executing for each Fund, as its agent and attorney-in-fact, standard institutional customer agreements with broker-dealers, each as the Adviser shall deem necessary or appropriate, in its sole discretion, to carry out the Sub-Adviser’s duties under this Agreement.

(g)The Sub-Adviser’s Representations, Warranties and Covenants. The Sub-Adviser represents, warrants and agrees that:
(i)it has, and will maintain during the term of this Agreement, all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
(ii)it (A) is registered, and will maintain its registration, as an investment adviser with the SEC under the Advisers Act, (B) is not prohibited by the Advisers Act, the rules thereunder or otherwise from acting as contemplated by this Agreement, and (C) has provided its current Form ADV, including any brochure and supplement thereto, to the Adviser;
(iii)None of the Sub-Adviser, its affiliates, nor any officer, director, partner or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would cause the Sub-Adviser from being or becoming ineligible to serve as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust of the occurrence of any event that would cause the Sub-Adviser to be ineligible from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;
(iv)the Sub-Adviser has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act (the “Code of Ethics”), and has policies and procedures in place to monitor compliance by its “access persons” (as such term is defined in Rule 204A-1) with the Code of Ethics. If it has not already done so, the Sub-Adviser will provide the Adviser and the Trust with a copy of such code of ethics upon the execution of this Agreement. The Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Adviser that the Sub-Adviser and its access persons have complied with the Code of Ethics with respect to the Portfolio, and (ii) identifying any material violations which have occurred with respect to the Portfolio. The Sub-Adviser shall notify the Adviser of any material violation of the Code of Ethics. Upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agent to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Code of Ethics;
(v)the Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request by the Adviser or officers of the Trust, the Sub-Adviser shall provide the Adviser or officers of the

Trust with access to the records relating to such policies and procedures as they relate to the Portfolio. The Sub-Adviser will also provide, at the reasonable request of the Adviser or officers of the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or officers of the Trust, attesting to the adequacy and effectiveness of such written policies and procedures;
(vi)the Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards with a goal of safeguarding each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Trust upon the Sub-Adviser’s discovery of any material violations or breaches of such policies and procedures or of any cybersecurity breach that, after a reasonable investigation, the Sub-Adviser determines involved nonpublic personal information of Fund shareholders or confidential Fund information;
(vii)the Sub-Adviser will not engage in any transactions in futures, options on futures or other commodity interests on behalf of a Fund except upon prior notice and approval by the Adviser and the Trust and following registration with the Commodity Futures Trading Commission or the filing of an exemption with the National Futures Association on behalf of a Fund.
(h)The Adviser’s Representations, Warranties and Covenants. The Adviser represents, warrants and agrees that:
(i)it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
(ii)it is registered with the SEC, and will maintain such registration during the term of this Agreement, as an investment adviser under the Advisers Act. The Adviser is not ineligible to serve, and none of the Adviser’s directors, officers and employees is subject to any event set forth in Section 9 of the Investment Company Act that would cause the Adviser to be ineligible to serve, as an investment adviser to an investment company registered with the SEC under the Investment Company Act pursuant to Section 9 of the Investment Company Act. The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would cause the Adviser to be ineligible to serve as an investment adviser of an investment company pursuant to Section 9(a) or Section 9(b) of the 1940 Act or otherwise;
(iii)the Investment Advisory Agreement authorizes the Adviser to appoint the Sub-Adviser;

(iv)it has received a copy of the Sub-Adviser’s current Form ADV;
(v)The Adviser will promptly furnish to the Sub-Adviser one or more copies of the Prospectus, including any material amendments or supplements thereto; and
(vi)the Adviser will provide to the Sub-Adviser, on a timely basis, (A) such information as the Sub-Adviser may reasonably require regarding inflows to and outflows from the Funds and the cash requirements of, and cash available for investment in, the Funds, and (B) copies of monthly accounting statements for the Funds, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.
2.ALLOCATION OF CHARGES AND EXPENSES.
Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.
The Sub-Adviser agrees that with respect to its services to the Funds pursuant to this Agreement, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary for it to perform its services hereunder. In order to minimize the need and expense on the Adviser of convening a special Board of Trustees meeting, the Sub-Adviser agrees that, to the extent reasonably practical, the Sub-Adviser will provide the Adviser sufficient advance notice of any proposed material changes to the Sub-Adviser, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings. The Sub-Adviser shall pay the expenses relating to costs of any special meeting of the Board of Trustees or shareholders of a Fund convened due to a change of control or otherwise for the primary benefit of the Sub-Adviser. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Adviser in the Investment Advisory Agreement or any other agreement to which they are parties.
3.SUB-ADVISORY FEES.
For all of the services rendered with respect to the Funds as herein provided, the Adviser shall pay to the Sub-Adviser the fee (which shall be payable by the Adviser, not the Funds, out of the Adviser’s own assets) as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and be payable on the first business day of the succeeding month. If this Agreement is terminated prior to the end of any month, the subadvisory fee shall be prorated for the portion of any month in which this Agreement is in effect that is not a complete month. The prorated fee shall be calculated based on the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable promptly (and in any event, not later than 30 days) following such termination.
4.LIABILITY; STANDARD OF CARE.
The Adviser shall indemnify and hold harmless the Sub-Adviser, its affiliated persons (as defined in Section 2(a)(3) of the 1940 Act), and any director, partner, manager, officer, agent or employee of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) or for any error of judgment by the Adviser or for any loss suffered by a Fund in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty by the Adviser with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement; provided, however, that the Adviser’s obligation under this Section 4 shall be reduced to the extent that the claim or litigation against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement. It is agreed upon that the Sub-Adviser may rely upon information furnished or written instructions provided to it by the Trust or the Adviser that the Sub-Adviser reasonably believes to be accurate and reliable.
The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust and its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act), the Funds, and any director, partner, manager, officer, agent or employee of the Adviser, the Trust or the Funds, and all controlling persons of the Adviser, the Trust or the Funds (as described in Section 15 of the 1933 Act) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of: (A) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement, (B) the Sub-Adviser’s being in material violation of any applicable federal or state law, rule or regulation, or (C) any breach of any duty or warranty hereunder of the Sub-Adviser or any material inaccuracy of any representation of the Sub-Adviser made hereunder; provided, however, that the Sub-Adviser’s obligation under this Section 4 shall be reduced to the extent that the claim or litigation against, or the loss, liability or damage experienced by the Adviser is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Funds or any shareholder of a Fund may have under any federal securities or state law. Neither the Adviser nor the Sub-Adviser shall be liable hereunder for any special, consequential, exemplary, indirect or punitive or incidental damages.
The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.
5.TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.
(a)This Agreement shall become effective with respect to a Fund as of the date of the commencement of operations of the Fund, and shall continue for the Fund for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for a Fund at least annually by: (i) the

Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person (or in another manner authorized by the 1940 Act or the SEC) at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.
(b)This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees, by the Adviser, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser without the payment of any penalties upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; provided that the Sub-Adviser may retain such records as are required by law or regulation; and
(c)This Agreement shall terminate automatically in the event of its assignment, as such term is defined in the 1940 Act, and in the event that the Investment Advisory Agreement is terminated.
6.SERVICES NOT EXCLUSIVE.
The services of the Sub-Adviser to the Funds are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. In addition, the Adviser understands that the Sub-Adviser may give advice and take action with respect to other clients in a manner that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Portfolios. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolios, any security or other instrument which the Sub-Adviser may purchase for any other client.
7.BORROWING.
The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. Any borrowing on behalf of the Fund must be approved in advance by the Adviser and the Board of Trustees and made in accordance with the requirements of the 1940 Act and the Fund’s investment policies.
8.AMENDMENT.
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

9.SEVERABILITY.
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.
10.NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.
Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Funds (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information or Customer Information, each as defined under Regulation S-P, and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
Each of the Adviser and the Sub-Adviser agrees (as applicable, a “Receiving Party”) that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the Sub-Adviser or by Adviser or the Fund, (each, as applicable, a “Disclosing Party”), that is not otherwise in the public domain or previously known to the Receiving Party. As used herein, “Confidential Information” means confidential and proprietary information of a Disclosing Party, including non-public portfolio holdings of the Fund or other accounts managed by the Adviser, and information relating to the other clients, investment strategies, techniques or operations of the Adviser, the Fund or the Sub-Adviser, that is received by the Receiving Party in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Portfolio.

Except as set forth in this Agreement or otherwise required by applicable law, the Receiving Party will restrict access to the Confidential Information to its, its affiliates, or the Disclosing Party’s affiliates, employees, directors, officers, attorneys, auditors, or agents (“Representatives”). The Receiving Party and its Representatives will keep such information confidential and use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party; and the Receiving Party shall be liable for any breach of the foregoing by its Representatives acting within the scope of their duties for such Receiving Party as if such Representative were a party hereto. The foregoing shall not prevent the Receiving Party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) requested by a regulator in the course of a routine regulatory examination; or (5) required to be disclosed pursuant to a governmental agency, court order, or law so long as the Disclosing Party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.
11.RIGHT TO USE NAMES.
The Sub-Adviser hereby consents to the use of its name in each Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, a Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser; provided that, for so long as the Sub-Adviser is providing services to a Fund or the Adviser hereunder, the Sub-Adviser may identify the Adviser or the Fund by name in the Sub-Adviser’s current client list or in regulatory documents. Such list or documents may be used with third parties.
Neither the Trust nor the Adviser will have any rights relating to the Sub-Adviser’s name as it is used in connection with investment products, services or otherwise, and the Trust and the Adviser will make no use of such name without the express written consent of Sub-Adviser.
12.ANTI-MONEY LAUNDERING COMPLIANCE.
The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future, upon receipt of a copy thereof. The Adviser undertakes to provide the Sub-Adviser with copies of the Trust’s Anti-Money Laundering Policy then in effect prior to the commencement of the Sub-Adviser’s services hereunder and to provide any amendments, modifications or supplements to such policy prior to or as promptly as practicable after their effective date, subject to receipt by Adviser from the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation. The Trust shall use commercially reasonable efforts to provide the Sub-Adviser with copies of any information regarding the Sub-Adviser disclosed pursuant to the preceding sentence as promptly as practicable.
13.NOTICES
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notices to Adviser shall be sent to:

Twin Oak ETF Company
888 Worchester St, Suite 200

Wellesley, MA 02482
Attn: Zachary Wainwright, CEO
Email: compliance@twinoak.com

Notices to Sub-Adviser shall be sent to:

Exchange Traded Concepts, LLC 10900 Hefner Pointe Dr., Ste. 400 Oklahoma City, OK 73012 Attention: J. Garrett Stevens, CEO Email: Legal@exchangetradedconcepts.com

14.GOVERNING LAW.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.
15.ASSIGNMENT
This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.
16.MULTIPLE ORIGINALS.
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.
TWIN OAK ETF COMPANY

By: /s/ Zachary Wainwright
Name: Zachary Wainwright
Title: Chief Executive Officer

EXCHANGE TRADED CONCEPTS, LLC

By: /s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: Chief Executive Officer

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
SCHEDULE A
SUB-ADVISORY FEES

Series of Manager Directed Portfolios	Minimum Annual Fee	Asset-Based Fee
Twin Oak Short Horizon Absolute Return ETF	$[ ]	[ ]% on the first $[ ] million [ ]% on the next $[ ] million [ ]% on assets over $[ ] billion
Twin Oak Active Opportunities ETF	$[ ]	[ ]% on the first $[ ] million [ ]% on assets over $[ ] million